Exhibit 99
DEARBORN BANCORP REPORTS RECORD
FIRST QUARTER EARNINGS.
     DEARBORN, Michigan, April 18, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today reported earnings of $1,946,000 or $0.34 per fully diluted common share for the three months ended March 31, 2006. This was a new record for First Quarter earnings and 10.3 percent more than the Company’s earnings for the same quarter in 2005 of $1,765,000 or $0.31 per diluted share.
     During the 12 months prior to the end of the First Quarter, the Company’s total assets increased 11.8 percent to $757,159,000, total deposits grew 15.4 percent to $632,237,000 and total loans went up 10.4 percent to $676,233,000. The returns on average total assets and average stockholders’ equity were 1.08 percent and 9.08 percent, respectively.
     Reflecting the quality of the Company’s loan portfolio, non-performing loans were just 0.18 percent of total loans and net charge-offs to loans were 0.0 percent during the first quarter of 2006.
     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and Community Bank, issued his organization’s earnings report and added, “We are pleased with our performance during the last three months with substantial increases in all of our key balance sheet numbers. Our growth shows that our marketing efforts have been effective. The condition of our loan portfolio indicates that we have not compromised our credit standards and our earnings make it clear that we are managing both interest margin and overhead expenses.”
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.
Contact Michael J. Ross, President and CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between and ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

	Quarter	Quarter
	Ended	Ended
	March 31	March 31
(In thousands, except share data)	2006	2005
Condensed Statement of Income:
Interest income	$12,244	$9,892
Interest expense	5,388	3,312

Net interest income	6,856	6,580
Provision for loan losses	157	464

Net interest income after provision	6,699	6,116
Non-interest income	208	401
Non-interest expense	3,958	3,843

Income before taxes	2,949	2,674
Income tax provision	1,003	909

Net income	$1,946	$1,765

Share Data:
Weighted avg no. of shares outstanding — basic	5,426,236	5,303,532
Weighted avg no. of shares outstanding — diluted	5,717,721	5,680,575
Period end shares outstanding	5,445,753	5,326,090

Per Common Share Data:
Net income, basic	$0.36	$0.33
Net income, diluted	$0.34	$0.31
Closing Stock Price	$22.50	$24.04
Book Value	$15.86	$14.45

Profitability Ratios, Annualized:
Return on average stockholders’ equity	9.08%	9.28%
Return on average total assets	1.08%	1.06%
Average equity to average total assets	11.87%	11.43%

	March 31	December 31	March 31
	2006	2005	2005
Condensed Balance Sheet:
Assets
Cash and equivalents	$48,070	$9,455	$18,559
Mortgage loans held for sale	545	1,041	4,458
Investment securities, available for sale	12,736	18,446	20,786
Loans	676,233	657,037	612,472
Allowance for loan losses	(6,965)	(6,808)	(6,288)
Premises and equipment	13,663	13,792	14,017
Goodwill and intangible assets	7,702	7,764	7,905
Other assets	5,175	5,770	5,128

Total assets	$757,159	$706,497	$677,037

Liabilities and stockholders’ equity
Deposits	$632,237	$582,438	$547,807
Federal Home Loan Bank advances	25,588	25,588	20,614
Federal funds purchased	—	—	16,060
Securities sold under agreement to repurchase	457	1,615	3,083
Other liabilities	2,508	2,643	2,526
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	86,369	84,213	76,947

Total liabilities and stockholders’ equity	$757,159	$706,497	$677,037

Other Data:
Non-performing loans to total loans	0.18%	0.18%	0.31%
Net charge-offs to average loans	0.00%	0.02%	0.01%
Net interest margin for the quarter	4.02%	4.11%	4.21%
Net interest margin for the year	4.02%	4.14%	4.21%